Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by Calumet, Inc. (the “Company”) of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the consummation of the transactions described in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Date: April 19, 2024	/s/ Daniel L. Sheets
Name: Daniel L. Sheets